EXHIBIT 4.2

WENDY’S FUNDING, LLC,

as Master Issuer

and

CITIBANK, N.A.,

as Trustee and Securities Intermediary

FOURTH SUPPLEMENT

Dated as of June 26, 2019

to the

BASE INDENTURE

Dated as of June 1, 2015

Asset Backed Notes

(Issuable in Series)

FOURTH SUPPLEMENT TO BASE INDENTURE

FOURTH SUPPLEMENT, dated as of June 26, 2019 (this “Fourth Supplement”), to the Base Indenture, dated as of June 1, 2015, is by and among WENDY’S FUNDING, LLC, a Delaware limited liability company (the “Master Issuer”), and CITIBANK, N.A., as Trustee and Securities Intermediary (the “Trustee”).

PRELIMINARY STATEMENT

WHEREAS, the Master Issuer and the Trustee have entered into the Base Indenture, dated as of June 1, 2015 (as previously amended February 10, 2017, January 17, 2018 and February 4, 2019, the “Indenture”);

WHEREAS, Section 13.2(a) of the Indenture provides, among other things, that the provisions of the Indenture may, from time to time, be amended, modified or waived, including the amendments set forth in this Fourth Supplement, if such amendment, modification or waiver is in writing in a Supplement and consented to in writing by the Control Party (at the direction of the Controlling Class Representative);

WHEREAS, the execution and delivery of this Fourth Supplement has been duly authorized and all conditions and requirements necessary to make this Fourth Supplement a valid and binding agreement have been duly performed and complied with;

WHEREAS, the Master Issuer has provided written notice to each Rating Agency of the proposed amendments described herein no less than ten (10) days prior to the date hereof; and

WHEREAS, the Master Issuer wishes to amend the Indenture as set forth herein.

NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, all capitalized terms used herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Indenture Definitions List attached to the Indenture as Annex A thereto (the “Indenture Definitions List”).

ARTICLE II

AMENDMENTS1

Section 2.1. Amendments. The Indenture is hereby amended as follows:

(a) The Base Indenture is hereby amended to amend and restate the third sentence of Section 5.10(e) thereof in its entirety, as follows:

[1]

All modifications to existing provisions of the Base Indenture are indicated herein by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text).

“To the extent such Asset Disposition Proceeds have not been so reinvested in Eligible Assets within six (6) months prior to (in the event that such Securitization Entity elects to retroactively apply such Asset Disposition Proceeds to a past investment) and/or within one (1) year following the receipt of such Asset Disposition Proceeds ~~or, with respect to a Refranchising Asset Disposition, within eighteen (18) months following the receipt of such Asset Disposition Proceeds~~ (each such period, an “Asset Disposition Reinvestment Period”) the Master Issuer shall withdraw an amount equal to all such uninvested Asset Disposition Proceeds no later than the Business Day immediately succeeding the expiration of the applicable Asset Disposition Reinvestment Period and deposit such amount to the Collection Account to be applied in accordance with priority (i) of the Priority of Payments on the Weekly Allocation Date immediately following the deposit of such Asset Disposition Proceeds to the Collection Account.”

(b) The Base Indenture is hereby amended to amend and restate clause (g) of the definition of “Permitted Asset Dispositions” in Section 8.16 thereof in its entirety, as follows:

“(g) any (x) leases or subleases of Real Estate Assets to Franchisees or (in the case of the location of a Company Restaurant) a Non-Securitization Entity and assignments, subleases and terminations of leases and subleases that do not materially interfere with the business of the Securitization Entities and (y) assignments that do not result in receipt of a cash payment to a Securitization Entity;”

(c) The Base Indenture is hereby amended to amend and restate the following defined terms in Annex A thereof in their entirety, as follows:

““Interest Accrual Period” means (a) solely with respect to any Series of Class A-1 Notes of any Series of Notes, a period commencing on and including the first day of a Quarterly Fiscal Period ~~day that is two (2) Business Days prior to a Quarterly Calculation Date~~ and ending on but excluding the first day of the immediately following Quarterly Fiscal Period ~~day that is two (2) Business Days prior to the next succeeding Quarterly Calculation Date~~ and (b) with respect to any other Class of Notes of any Series of Notes, the period from and including the 15th day of the calendar month in which the immediately preceding Quarterly Payment Date occurred to but excluding the 15th day of the calendar month which includes the then-current Quarterly Payment Date; provided, however, that the initial Interest Accrual Period for any Series will commence on and include the Series Closing Date and end on the date specified above, unless otherwise specified in the applicable Series Supplement; provided, further, that the Interest Accrual Period, with respect to each Series of Notes Outstanding, immediately preceding the Quarterly Payment Date on which the last payment on the Notes of such Series is to be made will end on such Quarterly Payment Date.”

““Weekly Allocation Date” means the last Business Day of the week following the last day of each Weekly Collection Period or, upon not less than two (2) Business Days’ notice to the Trustee, such other Business Day during such week that has been designated by the Manager and consented to by the Trustee (such consent not to be unreasonably withheld)~~, commencing on June 19, 2015~~.”

ARTICLE III

GENERAL

Section 3.1. Conditions to Effectiveness. The effectiveness of the amendments set forth herein are subject to the satisfaction of the following conditions precedent:

(a) the delivery on the date hereof to the Trustee of one or more Officer’s Certificates of the Master Issuer pursuant to Sections 13.6 and 14.3 of the Base Indenture, certifying that this Fourth Supplement is authorized or permitted by the Base Indenture and that all conditions precedent have been satisfied, and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms; and

(b) the delivery on the date hereof to the Trustee of one or more Opinions of Counsel pursuant to Sections 13.3, 13.6 and 14.3 of the Base Indenture, confirming that this Fourth Supplement is authorized or permitted by the Base Indenture and that all conditions precedent have been satisfied, and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms.

Section 3.2. Effect on Indenture. Subject to the satisfaction of the conditions precedent set forth in Section 3.1, upon the date hereof (i) the Indenture shall be amended in accordance herewith, (ii) this Fourth Supplement shall form part of the Indenture for all purposes and (iii) the parties and each Noteholder shall be bound by the Indenture, as so amended. Except as expressly set forth or contemplated in this Fourth Supplement, the terms and conditions of the Indenture shall remain in place and shall not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Indenture made in accordance with the terms of the Indenture, as amended by this Fourth Supplement.

Section 3.3. Binding Effect. This Fourth Supplement shall inure to the benefit of and be binding on the respective successors and assigns of the parties hereto, each Noteholder and each other Secured Party.

Section 3.4. Counterparts. This Fourth Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 3.5. Governing Law. THIS FOURTH SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.6. Amendments. This Fourth Supplement may not be modified or amended except in accordance with the terms of the Indenture.

Section 3.7. Trustee and Securities Intermediary. The Trustee and the Securities Intermediary assume no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Master Issuer and neither the Trustee nor the Securities Intermediary shall be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Fourth Supplement and makes no representation with respect thereto. In entering into this Fourth Supplement, the Trustee and the Securities Intermediary shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee or the Securities Intermediary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each party hereto represents and warrants to each other party hereto that this Fourth Supplement has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Master Issuer and the Trustee have caused this Fourth Supplement to be executed and delivered by its respective duly authorized officer as of the day and year first written above.

WENDY’S FUNDING, LLC, as Master Issuer

By:	/s/ Gavin P. Waugh
Name: Gavin P. Waugh
Title: Vice President and Treasurer

CITIBANK, N.A., in its capacity as Trustee and Securities Intermediary

By:	/s/ Anthony Bausa
Name: Anthony Bausa
Title: Senior Trust Officer

CONSENT OF CONTROL PARTY AND SERVICER:

In accordance with Section 2.4 and Section 8.4 of the Servicing Agreement, Midland Loan Services, a division of PNC Bank, National Association, as Control Party (exercising the rights of the Controlling Class Representative in accordance with Section 11.4(b) of the Base Indenture) and as Servicer hereby consents to the execution and delivery by the Master Issuer and the Trustee of this Fourth Supplement to the Base Indenture.

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David D. Spotts
Name: David D. Spotts
Title: Senior Vice President

[Signature Page of Fourth Supplement to Base Indenture]